EXHIBIT 99.1

CERTIFICATION OF COMPLIANCE WITH EESA SECTION 111 BY CHIEF EXECUTIVE OFFICER

I, Michael G. Sanchez, certify, based on my knowledge, that:

(i)   The entity serving as the compensation committee (the “Committee”) of Coastal Banking Company, Inc. (the “Company”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of the closing date of the agreement between the TARP Recipient (as defined below) and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to the Company and each entity aggregated with the Company as the “TARP Recipient” as defined in the regulations and guidance established under section 111 of EESA (collectively referred to as the “TARP Recipient”);

(ii)   The Committee has identified and limited during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date, the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the TARP Recipient and identified any features in the employee compensation plans that pose risks to the TARP Recipient and limited those features to ensure that the TARP Recipient is not unnecessarily exposed to risks;

(iii)   The Committee has reviewed at least every six months during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date, the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of the TARP Recipient to enhance the compensation of an employee and has limited those features;

(iv)   The Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)   The Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

        (A)SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the TARP Recipient to risk; and
        (B) Employee compensation plans that unnecessarily expose the TARP Recipient to risks; and
        (C) Employee compensation plans that could encourage the manipulation of reported earnings of the TARP Recipient to enhance the compensation of an employee;

(vi)   The TARP Recipient has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), to SEOs and any of the next twenty most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)   The TARP Recipient has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date;

(viii)   The TARP Recipient has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date;

(ix)    The board of directors of the Company has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, has provided this policy to Treasury and its primary regulatory agency, and the TARP Recipient and its employees have complied with this policy during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date, and that any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)   The TARP Recipient will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xi)   The TARP Recipient will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii)   The TARP Recipient will disclose whether the TARP Recipient, the board of directors of the Company, or the Committee has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)   The TARP Recipient has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xiv)   The TARP Recipient has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the TARP Recipient and Treasury, including any amendments;

(xv)    The employees who have been identified as the SEOs and the next twenty most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in order of level of annual compensation starting with the greatest amount are identified on the Attached Executive Compensation Grids for both Fiscal Year 2008 and Fiscal Year 2009 ; and

(xvi)   I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date:  March 1, 2010

By:	/s/ MICHAEL G. SANCHEZ
Michael G. Sanchez
President and CEO